CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 45 to Registration Statement on Form N-1A under the Securities Act of 1933, filed under No. 002-90309, of our report dated February 11, 2005, relating to Summit Mutual Funds, Inc. - Pinnacle Series, including Zenith Portfolio, Bond Portfolio, S&P 500 Index Portfolio, S&P MidCap 400 Index Portfolio, Balanced Index Portfolio, Nasdaq-100 Index Portfolio, Russell 2000 Small Cap Index Portfolio, EAFE International Index Portfolio, and Lehman Aggregate Bond Index Portfolio, which is incorporated by reference in the Statement of Additional Information, and to the references to us under the captions "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
April 28, 2005